The Registrant requests that the Registration Statement become effective immediately upon filing pursuant to Securities Act Rule 462.

As filed with the Securities and Exchange Commission on April 5, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMSOUTH BANCORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6711	63-0591257
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

AmSouth Center

1900 Fifth Avenue North

Birmingham, Alabama 35203

(205) 320-7151

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

AmSouth Bancorporation

Thrift Plan

(full title of the Plan)

JOHN D. BUCHANAN General Counsel AMSOUTH BANCORPORATION 1900 Fifth Avenue North AmSouth Center, 10th Floor Birmingham, Alabama 35203 (205) 320-7151	With a Copy to: J. Michael Savage Maynard, Cooper & Gale, P.C. 1901 Sixth Avenue North Suite 2400 Birmingham, Alabama 35203

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $1.00 par value (and associated Preferred Stock Purchase Rights)(1)	7,500,000 shares	$27.21 per share	$204,075,000	$21,836

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall cover any additional shares of the Registrant’s common stock which become issuable under the AmSouth Bancorporation Thrift Plan as a result of future stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the AmSouth Bancorporation Thrift Plan.

(2)	Estimated only for the purpose of calculating the registration fee. Such estimates have been calculated in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933 and are based upon the average of the high and low prices reported in the consolidated reporting system of the offered securities on March 29, 2006.

PART II

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated into this Registration Statement by reference:

1. The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005.

2. The Plan’s Annual Report on Form 11-K for the year ended December 31, 2004.

3. All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005 (other than Current Reports on Form 8-K furnished to the Commission pursuant to Item 2.02 of Form 8-K).

4. The description of the Registrant’s shares of Common Stock, par value $1.00 per share (the “Common Stock”), contained in the Registration Statement filed by the Registrant to register such securities under the Securities Exchange Act of 1934, including all amendments and reports filed for the purpose of updating such description prior to the termination of the offering of the Common Stock offered hereby.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished to the Commission pursuant to Item 2.02 of Form 8-K) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been issued or which deregisters all securities then remaining unissued, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

An opinion as to the legality of the securities being registered is being provided by Carl L. Gorday, Assistant General Counsel to the Registrant. Mr. Gorday has interests in the Registrant’s Common Stock in an amount that is less than one-tenth of one percent of the outstanding shares of the Registrant’s Common Stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law contains detailed provisions for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation.

The Registrant’s Restated Certificate of Incorporation, as amended, and Directors’ and Officers’ Liability Insurance Policy provide for indemnification for the Registrant’s directors and officers against certain liabilities.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits

The following exhibits are filed as part of this Registration Statement:

3.1	Restated Certificate of Incorporation of AmSouth Bancorporation (incorporated by reference to the Registrant’s Current Report on Form 8-K filed October 15, 1999, Exhibit 3.1).

3.2	Bylaws of AmSouth Bancorporation (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, Exhibit 3.2).

4.1	Stockholder Protection Rights Agreement dated as of December 18, 1997, including as Exhibit A the forms of Rights Certificate and of Election to Exercise and as Exhibit B the form of Certificate of Designation and Terms of Series A Preferred Stock (incorporated by reference to the Registrant’s Report on Form 8-K filed on December 18, 1997, Exhibit 4.1 filed with the Securities and Exchange Commission in Washington, D.C., SEC File No. 1-7476, former File No. 0-6907).

5	Opinion of Carl L. Gorday, Assistant General Counsel of Registrant.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Carl L. Gorday (included in Exhibit 5)

24	Powers of Attorney

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. The Registrant hereby undertakes that in the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, as of the 4th day of April, 2006.

AMSOUTH BANCORPORATION

By:	/s/ C. Dowd Ritter
C. Dowd Ritter
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of April 4, 2006.

Signature	Title

/s/ C. Dowd Ritter C. Dowd Ritter	Chairman of the Board, President, Chief Executive Officer and a Director (Principal Executive Officer)

/s/ Alton E. Yother Alton E. Yother	Executive Vice President, Chief Accounting Officer and Controller (Principal Financial Officer and Principal Accounting Officer)

* David J. Cooper, Sr.	A Director

* Earnest W. Deavenport, Jr.	A Director

* Don DeFosset	A Director

* Martha R. Ingram	A Director

* Ronald L. Kuehn, Jr.	A Director

* James R. Malone	A Director

Signature	Title

* Charles D. McCrary	A Director

* Claude B. Nielsen	A Director

*	John D. Buchanan, by signing his name hereto, does sign this document on behalf of each of the persons indicated above pursuant to powers of attorney executed by such persons and filed with the Securities and Exchange Commission.

By:	/s/ John D. Buchanan
John D. Buchanan

Pursuant to the requirements of the Securities Act of 1933, as amended, the Trustee of the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on April 4, 2006.

AMSOUTH BANK

BY:	/s/ Barbara Watson
Barbara Watson
Its Authorized Trust Officer